UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2015 (November 18, 2015)

First Data Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-11073

Delaware	47-0731996
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

225 Liberty Street, 29th Floor

New York, New York 10281

(Address of principal executive offices, including zip code)

(800) 735-3362

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Definitive Material Agreement

Indenture with respect to 7.000% Senior Notes due 2023

On November 18, 2015, First Data Corporation (the “Company”) issued and sold $3,400,000,000 aggregate principal amount of 7.000% Senior Notes due 2023 (the “notes”), which mature on December 1, 2023, pursuant to an indenture, dated November 18, 2015, by and among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Indenture”).  The Company intends to use the net proceeds from the issue and sale of the notes, together with proceeds from its initial public offering and borrowings under its senior secured revolving credit facility, to (i) redeem all $1,404 million aggregate principal amount of its outstanding 12.625% senior notes due 2021, all $530 million aggregate principal amount of its outstanding 10.625% senior notes due 2021, and all $1,609 million aggregate principal amount of its outstanding 11.75% senior subordinated notes due 2021 and (ii) pay any applicable premiums and related fees and expenses.

Interest Rate

The notes accrue interest at the rate of 7.000% per annum and mature on December 1, 2023. Interest on the notes is payable in cash on June 1 and December 1 of each year.

Ranking

The notes:

•      rank senior in right of payment to any existing and future subordinated indebtedness;

•         rank equally in right of payment with all of the Company’s existing and future senior indebtedness;

•         are effectively junior in right of payment to all of the Company’s existing and future secured indebtedness, including indebtedness under the Company’s senior secured credit facilities, its existing senior secured notes and any capital leases to the extent of the value of the collateral securing such indebtedness; and

•         are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of the Company’s subsidiary guarantors).

Guarantees

The notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future direct and indirect wholly owned domestic subsidiaries that guarantees the Company’s senior secured credit facilities. Each of the guarantees of the notes is a general senior obligation of each guarantor and:

•      rank senior in right of payment to all existing and future subordinated indebtedness of the subsidiary guarantor;

•      rank equally in right of payment with all existing and future senior indebtedness of the subsidiary guarantor;

•      are effectively junior in right of payment to the guarantees of all of the Company’s secured indebtedness under its senior secured credit facilities, its existing senior secured notes and any capital leases to the extent of the value of the subsidiary guarantor’s collateral securing such indebtedness; and

•      are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a subsidiary guarantor that is not also a guarantor of the notes.

Any guarantee of the notes will be released in the event such guarantee is released under the Company’s senior secured credit facilities.

Prepayments and Redemptions

The Company is required to make an offer to repay the notes with net proceeds from specified asset sales, subject to the right to repay other senior secured debt and certain other types of indebtedness or reinvest such proceeds in the Company’s business. In addition, the Company will be required to offer to repay the notes upon the occurrence of a change of control.

The Company may redeem the notes, in whole or in part, at any time prior to December 1, 2018, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, the Company may redeem the notes, in whole or in part, at established redemption prices. In addition, on or prior to December 1, 2018, the Company may redeem up to 35% of the aggregate principal amount of notes with the net cash proceeds from certain equity offerings at established redemption prices.

Certain Covenants and Events of Default

The Indenture contains a number of covenants that, among other things, restricts, subject to certain exceptions, the Company’s and its restricted subsidiaries’ ability to:

•   incur additional debt or issue certain preferred shares;

•   pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

•   make certain investments;

•   sell certain assets;

•   create liens on certain assets to secure debt;

•   consolidate, merge, sell or otherwise dispose of all or substantially all assets;

•   enter into certain transactions with affiliates; and

•   designate subsidiaries as unrestricted subsidiaries.

In addition, the Indenture imposes certain requirements as to future subsidiary guarantors. The Indenture provides that certain of the covenants will be suspended during any periods in which the notes are rated investment grade. The Indenture also contains certain customary events of default.

The foregoing description of the Indenture does not purport to be a complete description and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 4.1 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01         Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

4.1	Indenture, dated as November 18, 2015, by and among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 7.000% Senior Notes due 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: November 20, 2015	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary